Exhibit 23

Consent of Independent Registered Public Accounting Firm

Pennsylvania Commerce Bancorp, Inc. and Subsidiaries
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-87329) and Form S-8 (No. 333-82085, No. 333-82083, No. 333-87313, No. 333-61634, No. 333-61636, No. 333-122490, No. 333-128382, No. 333-155931 and No. 333-155930) of Pennsylvania Commerce Bancorp, Inc. of our reports dated March 16, 2009, relating to the consolidated financial statements and the effectiveness of Pennsylvania Commerce Bancorp, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 16, 2009